Capital Advisors, Inc.

Code of Ethics

Revised September 2016

1	Code of Ethics

Table of Contents

Section 1: Scope	5
Relevant Exhibits	5
Persons Covered by the Code	5
Securities Covered by the Code	5
Accounts Covered by the Code	6
Indirect Interest or Control	6
Beneficial Interest or Control - Trusts	6
Personal Trading Limitations	7
Section 2: Statement of General Principles	7
Relevant Exhibits	7
Code of Conduct	8
Conflicts of Interest	8
Compliance with Legal and Regulatory Requirements	8
Confidentiality	8
Whistleblower Provisions	9
Section 3: Insider Trading	9
Relevant Exhibits	9
Material Nonpublic Information	10
Disclosure of Material Nonpublic Information	10
Contacts with Public Companies	10
Violations	11
Covered Person Procedures	11
Section 4: Personal Securities Reporting	11
Relevant Exhibits	11
Procedures for Initial and Annual Reporting of Personal Securities Holdings	12
Procedures for Quarterly Reporting of Personal Securities Transactions	12
Reporting	12
Pre–clearance Policy	13
Exceptions to Reporting	13
Compliance Procedures	13
Section 5: Outside Business Activities, Policy and Reporting	14
Relevant Exhibits	14
Outside Business Activities	14
Preapproval	14
Executor/Trustee	15
Procedures	15
Section 6: Gifts and Entertainment Policy	15
Relevant Exhibits	15
Gifts and Entertainment	15
Section 7: Social Media and Networking Policy	16
Relevant Exhibits	16
Policy	16
Procedures	18

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Section 8: Political Contributions Policy and Reporting	18
Relevant Exhibits	18
Background	19
Policy	19
Procedures for Reporting Political Activity by Covered Persons	20
Compliance Procedures	22
Definitions	22
Section 9: Code of Ethics Acknowledgements	23
Relevant Exhibits	23
Procedures	24
Section 10: Form ADV Disclosure	24
Relevant Exhibits	24
Section 11: Violations and Sanctions	24
Relevant Exhibits	24
Reports of Violations	24
Sanctions	25
Section 12: Compliance Oversight	25
Relevant Exhibits	25
Section 13: Recordkeeping	25
Relevant Exhibits	26
Exhibits	27
Exhibit A – Initial / Annual Code of Ethics Acknowledgement and Questionnaire	28
Exhibit B – Quarterly Code of Ethics Reports	36
Exhibit C – Personal Trade Memo	38
Exhibit C.1 – Pre Clearance Request Form	39
Exhibit D – Outside Business Pre-Approval Form	40
Exhibit E – Political Contribution / Pre-Approval Request	41
Exhibit F – Advisers Series Trust Code of Ethics	45
Exhibit G – Definitions	56

3	Code of Ethics

Code of Ethics

The Investment Advisers Act of 1940 (Advisers Act) requires all Securities and Exchange Commission (SEC) registered investment advisers to adopt Codes of Ethics.

This Code of Ethics has been adopted by Capital Advisors, Inc. and sets forth standards of business conduct and requires compliance with federal securities laws. In addition, the Code of Ethics addresses personal securities trading and requires reporting of personal holdings and securities transactions of certain employees.

The Firm’s person named below is responsible for compliance with all regulatory jurisdictions’ rules and regulations, (which includes the administration of this Code), the Firm’s internal policies and procedures, and the overall supervision of Covered Persons.

Debra L. Konieczny
Chief Compliance Officer
2200 South Utica Place
Tulsa, Oklahoma
74114

Phone: 918.599.0045
 debrak@capitaladv.com

Capital Advisors, Inc. is the investment advisor to Capital Advisors Growth Fund, a registered investment company, under the Advisors Series Trust.  Advisors Series Trust has a Code of Ethics that Capital Advisors, Inc. employees must follow.  The Advisors Series Trust Code is Exhibit F in this Code.

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Section 1: Scope

Relevant Exhibits

None

Persons Covered by the Code

The Code applies to Covered Persons, as defined below.

Supervised Persons are defined in Section 202(a)(25) of the Advisers Act as:

1.	Directors, officers, and partners (or other persons occupying a similar status or performing similar functions);

2.	Employees; and

3.	Any other person who provides advice on behalf of the investment adviser and is subject to the investment adviser’s supervision and control.

Supervised Persons include a subset, Access Persons, who are subject to personal securities reporting requirements. Access Persons are defined as any of the Firm’s Supervised Persons:

1.
Who have access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund the Firm or its control affiliates manage; or

2.	Who are involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

The Firm’s directors are presumed to be Access Persons. However, certain directors of the Firm may not be considered Access Persons if they do not otherwise fall under the definition of an Access Person.

We purposefully include in the list of Access Persons retained as part of Books and Records, all parties whom might be identified by regulations as Access Persons. We have designated in our Access Persons list those Advisory Directors whom we have noted do not have access to nonpublic information regarding any clients’ purchases etc as noted in items 1 and 2 above. Our Access Persons list also includes all employees as well as three IA licensed individuals who have contractual agreements with Capital Advisors, Inc., yet would not be named as employees.

The Firm has elected to subject all covered persons to the provisions of this Code.

Securities Covered by the Code

A Covered Security includes any instrument that is considered a Security under the Advisers Act except the following:

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1.	Direct obligations of the U.S. government (e.g., treasury securities);

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short–term debt obligations, including repurchase agreements;

3.	Shares issued by money market funds;

4.	Shares of open–end mutual funds that are not advised or sub–advised by the Firm or its affiliates;

5.	Shares issued by unit investment trusts that are invested exclusively in one or more open–end funds, none of which are funds advised or sub–advised by the Firm or its affiliates; and

6.	Shares of any security held in college savings plans (529 Plans).

The Firm requires that all ETF’s be reported.

Accounts Covered by the Code

The Code applies to Accounts over which the Covered Person has direct or indirect beneficial interest or control.  The Firm’s Code requires a Covered Person to submit reports on all Covered Securities in all Covered Accounts.

Covered Persons have an interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

Indirect Interest or Control

The following are examples of indirect interest or control of securities:

•
Securities held by members of Covered Persons’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;

•	Covered Persons’ interests as a general partner in securities held by a general or limited partnership; and
•	Covered Persons’ interests as a manager/member in the securities held by a limited liability company.

Covered Persons have no indirect interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

Beneficial Interest or Control - Trusts

The following are examples of beneficial interest in securities held by a trust:

•	Ownership of securities as a trustee where either the Covered Person or members of the Covered Persons’ immediate family have a vested interest in the principal or income of the trust; and
•	Ownership of a vested beneficial interest in a trust

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Personal Trading Limitations

1.
No Covered Person may purchase or sell directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership if such security to his or her actual knowledge at the time of such purchase or sale:

a.	is being considered for purchase or sale by a Fund managed by the Firm (Fund); or

b.
is in the process of being purchased or sold by a Fund (except that a Covered Person may participate in a bunched transaction with the Fund if the price terms are the same in accordance with trading policies and procedures adopted by the Fund Organization).

2.	No Covered Person may trade ahead of a Fund -- a practice known as “frontrunning.”

3.	Covered Persons are expressly prohibited from sharing information regarding changes in the methodology or in the composition of the Index with the general public.

4.
Covered Persons are prohibited from personal trading in all securities that are included in the universe of eligible securities for each Index for a period of seven days before and seven days after a reconstitution of the Index.

Section 2: Statement of General Principles

Relevant Exhibits

None

The Firm is dedicated to providing effective and proper services to its clients and depends upon a high level of public and client confidence for its success.  That confidence can be maintained only if the Firm’s Covered Persons maintain the highest standards of ethical behavior in the performance of their duties.

Covered Persons must:

1.	Place interests of clients first, and must scrupulously avoid serving their own interests ahead of those of clients when making any decision relating to personal investments;

2.	Not take inappropriate advantage of their positions;

3.	Keep information concerning clients investments confidential; and

4.	Always provide professional investment management advice based upon unbiased independent judgment.

These principles govern all conduct by Covered Persons whether or not such conduct is covered by specific procedures.

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Code of Conduct

The Advisers Act requires the Firm’s Code of Ethics to set forth a standard of business conduct required of all Covered Persons. The Firm’s Code of Conduct is designed to reflect the Firm’s commitment to ethical conduct as set forth in this Statement of General Principles, Section 2. Supplemental to the Firm’s Code of Ethics we acknowledge and adhere to the Advisors Series Trust standards of Code of Conduct, Insider Trading Policy and Privacy Policy in respect to the Funds’ portfolios and or trading activities.

Conflicts of Interest

The Firm’s general policy is to avoid conflicts of interest wherever possible and, where they unavoidably occur, to resolve them in favor of clients. When a potential conflict of interest arises, the Firm and Covered Persons must recognize that the client has a prior right to the benefits of the Firm’s judgment over the Covered Person or any members of the Covered Person’s family whom he or she may advise. Inevitably, this policy places some restriction on freedom of investment for Covered Persons and their families.

No officer or employee of the Firm shall derive any personal profit or gain, directly or indirectly, by reason of his or her relations ship with another employee, prospect or client of the Firm. Each individual shall disclose o the CCO any personal interest which he or she may have in any matter pending before the Firm and shall refrain from any decision on such matter.

Any officer and or employee shall identify his or her affiliation with such clients, prospects or agency; further, in connection with any committee or board specifically associated to the client or prospect.by completing an Outside Business Activity form and submitting to the CCO for review. The CCO may review such matters according to sensitivity to the Executive Committee.

The Chief Compliance Officer has created and maintains an inventory of known conflicts of interest. We expand our outside business activities to include all civic, volunteer, charity and board activity to identify additional potential conflicts of interests.

Compliance with Legal and Regulatory Requirements

Covered Persons must comply with applicable federal securities laws and other federal laws.

Confidentiality

The Firm requires Covered Persons to keep all information about clients, both individuals and institutions, in strict confidence, including the client’s identity (unless the client consents), the client’s investment objectives and policies, the client’s securities holdings, and investment strategies implemented on behalf of the client.

The Firm prohibits Covered Persons from disclosing nonpublic information concerning clients or securities transactions to Covered Persons within the Firm or with affiliates of the Firm, except as necessary to carry out their responsibilities or for other legitimate business purposes.

Employees receive during new-hire orientation and annually during a mandatory compliance meeting, copies and training of our Written Security Plan, Red Flag Identity Theft Policies and Procedures and Cyber Security Plan addressing these issues. These policies are incorporated in our Compliance Manual

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Whistleblower Provisions

The definition of “Whistleblower” as provided by Rule 21F-2(a) identifies and individual who, alone or jointly with others, provides information to the SEC relating to a potential violation of the federal securities laws that has occurred, is ongoing, or is about to occur.

The Securities Exchange Act Rule 21F-3(a) allows the SEC to pay awards based on the following specific criteria. The CCO will provide additional information upon request.

The Firm’s Whistleblower Policy requires Supervised Persons to report any violations of the code promptly to the CCO or, provided the CCO also receives such reports, to any Executive Officer of the Firm.

1.	Employees are required to self-report violations.

2.	Our firm has an open door policy to encourage such reporting and have taken steps to prevent any unwarranted actions and/or retaliation against reporting employees.

Section 3: Insider Trading

Relevant Exhibits

None

The Firm’s Insider Trading Policy is that no Covered Person may engage in what is commonly known as Insider Trading.  This policy also applies to the Capital Advisors Growth Fund.  Specifically, the Firm prohibits:

1.	Trading, either in a Covered Account or on behalf of any other person (including client accounts), on the basis of material nonpublic information; or

2.	Communicating material nonpublic information to others in violation of the law.

Insider Trading
“Insider trading” is trading either personally or on behalf of others, while in possession ofmaterial, nonpublic information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision or the disclosure of omitted facts would have been viewed by a reasonable investor as having significantly altered the total mix of information available. Some types of insider trading can include:

a.
Front running. Where an individual purchases at a lower price or sells at a higher price before (1) execution of a significant securities transaction by some purchaser or seller in a size sufficient to move the market or (2) issuance or  change in an investment adviser’s securities recommendation to purchase or  sell a security while in possession of material nonpublic information.

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b.
Misappropriation of investment opportunity. Where an individual takes advantage of a unique purchase or sale opportunity based on material nonpublic information known to the employee that should have been either disclosed to the market or not used to the detriment of a client.

c.	Tipping. Communication of material nonpublic information to others.
d.	Recommendation of purchase or sale of a security on the basis of material nonpublic information.
e.	Assisting others in the above activities.

Material Nonpublic Information

“Material” information is any information about a company, or the market for its securities, that, if disclosed, is likely to affect the market price of the company’s securities or to be considered important by the reasonable investor in deciding whether to purchase or sell those securities. Examples of information about a company which should be presumed to be “material” include, but are not limited to, matters such as:
•	dividend increases or decreases;
•	earnings estimates;
•	changes in previously released earnings estimates;
•	significant new products or discoveries;
•	developments regarding major litigation by or against the company;
•	liquidity or solvency problems;
•	significant merger or acquisition proposals; or
•	similar major events which would be viewed as having materially altered the information available to the public regarding the Firm or the market for any of its securities.

The foregoing is not intended to be an exhaustive list.

“Nonpublic” information is information that has not been publicly disclosed. Information about a company is considered to be nonpublic information if it is received under circumstances which indicate that it is not yet in general circulation.

Disclosure of Material Nonpublic Information

No Covered Person associated with the Firm shall disclose material nonpublic information about a company or about the market for such that company’s securities: (a) to any person except to the extent necessary to carry out the legitimate business obligations of the investment adviser, or (b) in circumstances in which the information is likely to be used for unlawful trading. The foregoing policies regarding Material Nonpublic Information and Disclosure or trading on Material Nonpublic Information directly applies to the Fund’s portfolio and/or its trading activities.

Contacts with Public Companies

Contacts with public companies may represent an important part of the Firm’s research, investment and client service efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Covered Person of the Firm becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, the Firm must make a judgment as to its further conduct. Covered Persons must contact the CCO or delegate thereof immediately if you believe that you may have received material, nonpublic information.

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Violations

Insider trading violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the SEC, criminal and civil prosecution, disgorgement of any profits realized or losses avoided through use of the nonpublic information, civil penalties, and exposure to additional liability in private actions, and incarceration.

Any improper trading or other misuse of material nonpublic information by any Covered Person will constitute grounds for immediate dismissal.

Covered Person Procedures

Covered Persons must:

1.	Consult the CCO when a question(s) arises regarding Insider Trading or when the employee suspects a potential Insider Trading violation;

2.	Advise the CCO of all outside activities, directorships or material ownership in a public company (over 5%);

3.	Maintain awareness, reports and monitor clients who are shareholders, directors, or senior officers of public companies;

4.	Ensure that no trading of securities for which they have inside information occurs in their Covered Accounts; and

5.	Not disclose any insider information obtained from any source to inappropriate persons. Disclosure to family, friends or acquaintances will be grounds for immediate termination.

6.
Upon receipt of information obtained by the CCO an incident of potential incidents of insider trading, the CCO will escalate the nature of the incident to Executive Committee. Depending on sensitivity of information the CCO may choose to escalate information to the Firm’s outside legal counsel as an alternative.

Section 4: Personal Securities Reporting

Relevant Exhibits

Exhibit A – Initial / Annual Code of Ethics Acknowledgement and Questionnaire
Exhibit B – Quarterly Code of Ethics Reports
Exhibit  C – Personal Trade Memo
Exhibit C.1 – Pre-Clearance Request Form

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The Adviser’s Act requires initial and annual reporting of personal security holdings and reports of personal securities transactions as well as preclearance or prohibition on certain transactions.

Procedures for Initial and Annual Reporting of Personal Securities Holdings

Initial

The report must be made within 10 calendar days of becoming a Covered Person. The information must be current as of a date no more than 45 days prior to the date the person becomes a Covered Person.

Annual

The report must be made within 45 calendar days of calendar year end - by February 14th of each year.  The information must be current as of a date no more than 45 days prior to December 31st of the previous year.

Content

The Initial and Annual holdings reports must include:

1.
Title and exchange, ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Covered Security in which the Covered Person has any direct or indirect beneficial ownership; and

2.	Name of any broker, dealer or bank with which the Covered Person maintains an account in which any securities are held for the Covered Person’s direct or indirect benefit.

Procedures for Quarterly Reporting of Personal Securities Transactions

Quarterly Personal Security Transaction Reports

The report must be made within 30 calendar days after the end of each calendar quarter.  The report must contain the following information:

1.	Date and title of the transaction and the exchange, ticker symbol or CUSIP number;

2.	Interest rate and maturity date (if applicable);

3.	Number of shares and the principal amount of each Covered Security involved;

4.	Nature of the transaction (purchase, sale or any other type of acquisition or disposition);

5.	Price of the Covered Security at which the transaction was effected; and

6.	Name of the broker, dealer or bank with or through which the transaction was effected.

Reporting

All Covered Persons are required to report Initial and Annual holdings using the Initial/Annual Compliance Report.  Account statements from financial institutions may be attached to the Report rather than duplicating information on the Report. The CCO submits reports to the CEO.

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We have identified all Covered Persons as access persons for the purposes of account reporting requirements. During the temporary employment of personnel including but not limited to interns, temporary and/or contract people we identify as access by job function. If during the course of their employment, internship or contract, they are determined to have access to any pre-trade information either through computer access or in proximity to verbal communication, or to have access to any client data, they are treated as access personnel and required comply with our personal securities policies and procedures.

Pre–clearance Policy

All Covered Persons are required to pre–clear all transactions in Covered Securities using the Firm’s Exhibit 1 Personal Trade Memo. The Personal Trade Memo is submitted to the COO for prior approval. The CCO is copied on the submission and forwarded the Personal Trade Memo. The Pre-Clearance Request Form, submitted to the CCO,  is used to obtain written approval  prior to , directly or indirectly, acquiring or disposing of beneficial ownership of an Initial Public Offering (IPOs) and Private Placements (Limited Offering.

All Covered Persons are required to pre-clear transactions in Initial Public Offerings (IPOs) and Private Placement (Limited Offerings) using the Firm’s Exhibit C.1Pre-Clearance Request Form. . Pre-Clearance will be valid for this the current offering. A request to purchase a Limited Offering must include the offering documents and will require a review by the research committee prior to approval.

 The pre-clearance forms are used as part of our ongoing review of employee’s brokerage account activity and verified to have been submitted for each trade executed. We retain a master log of all accounts of associated persons. We recognize that there are employees who participate in our managed strategies. These transactions participate as part of block trading for the strategies. As such, these transactions are not in the control of the employee so no Pre-clearance form would be expected, required or maintained.

Exceptions to Reporting

The Firm’s Code does not require a Covered Person to submit:

1.
A quarterly transaction report if the report duplicates information contained in confirmations or account statements received by the CCO as long as such information is received no later than thirty days after the end of the calendar quarter; and

2.	Reports of transactions effected pursuant to an automatic investment plan.

Compliance Procedures

Quarterly

The CCO is responsible for reviewing and monitoring personal securities transactions of Covered Persons of the Firm: Personal Security transactions of the CCO are reviewed by the CEO.

1.	Comparing the list of Covered Persons against the Quarterly Personal Securities Transaction Reports collected each quarter to assure reporting compliance.

2.
Reviewing all personal securities transactions of Covered Persons at least quarterly for trading abuses and will compare to other Firm documents as necessary to assure that trading is in compliance with Firm requirements.

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Annually

1.	Comparing the list of Covered Persons against the Annual Personal Securities Holdings Reports collected to assure reporting compliance.

2.
The Annual Personal Securities Holdings reports should be compared to a sample of Personal Quarterly Securities Transaction Reports and/or statements from financial institutions holding the accounts to assure the Covered Person is reporting personal securities transactions as required.

3.
Compliance obtains initial and annual holding reports. The firm requires pre-clearance of all trades other than mutual funds for all Covered Persons by submission of a Personal Trade Memo. The memos are then compared to quarterly and annual transaction reports. Reviews are then compared in a roll-forward manner comparing initial, annual, and quarterly reports for consistency.

14	Code of Ethics

Exhibits

 Exhibit A – Initial / Annual Code of Ethics Acknowledgement and Questionnaire

All Employees will receive a copy of the Firm’s Code of Ethics and will be required to submit to the Chief Compliance Officer written acknowledgement of receipt within 10 days of becoming a Employee, within 45 days of calendar year-end, or any time amendments have been made to the Code of Ethics.

Today’s Date:

Employee Name:

Employee Title:

 ☐Initial
 ☐Annual
 ☐Amended

1.	Acknowledgement

a.	I have received and read the Code of Ethics and understand that:

i.
The Personal Securities Reporting and Preclearance provisions apply to me and to all accounts in which I have any direct or indirect beneficial ownership interest, including accounts held by (or for the benefit of ) my spouse or any children or relatives who may share my home.

b.	I have and will comply with all provisions of the Code of Ethics, including:

i.	Outside Business Activities Preclearance and Reporting

ii.	Gifts and Entertainment Reporting

iii.	Political Contribution Preclearance and Reporting

iv.	Confidentiality and Privacy Policy

v.	Insider Trading

c.	I understand that I may be subject to sanctions up to and including termination of my employment with the Firm for violations of the Code of Ethics.

d.	I have reviewed, understand and agree to comply with all of our Firm’s current policies and procedures regarding personal securities trading and insider trading activities.

2.	Personal Securities Reporting – Accounts and Holdings:

The Firm’s policy and SEC regulations require that each Covered Person report within 10 days of becoming a Covered Person, or within 45 days of each calendar year-end, the following:

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a.	Name and relationship of everyone in your household (spouse, children, and others you support):

Name	Relationship

b.	List all Covered Accounts[1] in which you have any direct or indirect beneficial ownership interest and the name of any broker, dealer or bank with which you maintain a Covered Account.

Firm	Address	Account#

c.	I am a new employee and have requested duplicate confirmations and statements to be sent to the Firm’s compliance officer for all Covered Accounts.

 ☐Yes ☐No                        ☐ N/A

d.	Do you own any interests in any securities or other investments not included on your brokerage statements, e.g. private placements, limited partnerships, etc. (non-custodied securities)?

 ☐Yes  ☐No    If Yes, describe ________________________________________________________

__________________________________________________________________________________________

__________________________________________________________________________________________

e.	Do you have any ownership interest (at least 5%) in other entities (public or non-public) not included on brokerage statements?

☐Yes  ☐No    If Yes, describe ________________________________________________________

__________________________________________________________________________________________

__________________________________________________________________________________________

f.	I have provided a listing of current holdings for the brokerage accounts maintained in my name and for all household and immediate family members.

 ☐Yes ☐ No

3.	Outside Business Activities:

a.	Do you have any Outside Business Activities?

________________________
1  Employees  are required to submit reports on all securities in all Covered Accounts.

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☐ Yes ☐ No

Include any other business either as a proprietor, partner, officer, director, employee, trustee, and agent or otherwise.  Include non-investment-related activity including any charitable, civic, religious or fraternal activity that is recognized as tax exempt.

If Yes, describe:
i.	_______________________________________________________________________________________

ii.	_______________________________________________________________________________________

iii.	_______________________________________________________________________________________

iv.	_______________________________________________________________________________________

v.	_______________________________________________________________________________________

vi.	_______________________________________________________________________________________

Continue on back or separate sheet, as needed.

b.	Do you serve as a director, officer, trustee, member, partner, or in any other capacity for any other entity (other than as described above)?

☐Yes  ☐No    If Yes, describe ________________________________________________________

__________________________________________________________________________________________

__________________________________________________________________________________________

c.	I have received pre-approval for any and all Outside Business Activities listed above:

☐Yes  ☐No

4.	Social Network Certification:

I am utilizing a social network site and am representing myself as a professional in the advisory services industry and/or an associate of the Firm to network, prospect, market or affiliate with the public:

☐Yes  ☐No

Listed below and attached (or submitted via separate email) are all sources of professional social media or internet representative advertising in which I am aware and involved:

____________________________________________________________________________________________________________

____________________________________________________________________________________________________________

____________________________________________________________________________________________________________

I understand that all client’s opinions and/or comments on this listing are considered testimonials and therefore I regularly review for and immediately remove these submissions.  I understand that posting comments and writings on these sites are advertising and therefore I am aware all such submissions by me require pre-approval prior to posting.

☐Yes  ☐No

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5.	Email Policy Certifications:

The Firm relies upon its personnel to provide services to its clients in a manner that is consistent with the Advisers Act, the Rules, and Firm policies and procedures.  The Firm is required to retain originals of all written communications received and copies of all written communications sent relating to:

•	Any recommendation made or proposed to be made and any advice given or proposed to be given
•	Any receipt, disbursement or delivery of funds or securities; or
•	The placing or execution of any order to purchase or sell any security

The SEC and the SEC staff have construed “written communications” to include email and other electronic communications.  While the Firm is not specifically required to retain email correspondence (or any other form of electronic communication), any email or electronic communication that contains a required record, must be retained

I acknowledge the requirement to provide the Chief Compliance Officer a copy of any written communication with regards to the regulatory requirements described above. I certify that I am not actively using a Firm email address nor am I sending any written communications subject to the obligations described above. If I create any form of communication that would meet this obligation, I will immediately contact the Chief Compliance Officer and supply appropriate originals for books and record retention.

I have not produced any written communication subject to retention and have reported any violation to the policy to the Chief Compliance Officer immediately.

6.	Gifts and Entertainment:

Pursuant to the Firm’s Code of Ethics, employees are required to report gifts and entertainment with value in excess of $100 per item.

I have given or received reportable gifts and entertainment within the past quarter:

☐Yes  ☐No

If Yes, description and value of gift or entertainment:
____________________________________________________________________________________________________________

____________________________________________________________________________________________________________

____________________________________________________________________________________________________________

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The Firm’s Chief Compliance Officer is available to assist employees in interpreting any Firm policies and procedures.

Accepted and Agreed:

I certify that this information is complete and accurate.

Employee Signature: ____________________________________________________  Date:

Chief Compliance Officer:________________________________________________ Date:

Comments:

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7.	Political Contributions

(TO BE COMPLETED BY NEW EMPLOYEES ONLY)

SEC Rule 206(4)-5 prohibits investment advisers from engaging in investment advisory services business with a government entity when Political Contributions have been made directly or indirectly to certain officials of that entity by the Firm, its Political Action Committee (PAC), as applicable, or a Covered Person. This rule applies to Political Contributions made by existing employees who have been designated as a Covered Person, and to anyone functioning as a Covered Person regardless of whether they have been so designated, as well as to new hires or transferees for positions designated as Employees .

Given the impact a Political Contribution could have on the Firm’s business, you must complete the attached form prior to being hired to act in a Covered Person position.  The form requires the disclosure of all applicable Political Contributions for the past two years, from the date you complete the form.  Any Political Contributions disclosed will be kept strictly confidential and will only be used for purposes of Rule 206(4)-5 compliance and legally required recordkeeping.

Who must report:

1.	All employees at the adoption of this Code.

2.	All New employees within 20 days of hire.

What must be reported:

1.
Any Contribution to a state or local official or candidate's campaign, or to any state or local political party committee, political committee (e.g., a PAC) or any other political organization exempt from federal income taxes under Section 527 of the Internal Revenue Code.  This includes Contributions to a federal candidate who is a state or local official at the time of the Contribution (e.g., a Governor running for U.S. Senate).

2.	Any PAC that you control (other than the Firm’s Federal-Only PAC), and Contributions to persons or entities described in (1) that were made by such PAC.

3.	Any Contribution to candidates/or federal office who are state or local officials at the time of the Contribution.

Do not report under 1, 2 or 3:

•	Contributions to candidates for federal office who are not state or local officials at the time of the Contribution; and

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•
Contributions to Federal-Only PAC established by the Firm, which only makes Contributions to Federal incumbents or candidates for Federal office who do not hold State or local office at the time of the Contribution.

Definitions:

Contribution - any gift, subscription, loan, advance, or deposit of money or anything of value made: (i) for the purposes of influencing any election for federal, state or local office; (ii) for payment of debt incurred in connection with any such election; or (iii) for transition or inaugural expenses incurred by the successful candidate for state or local office.  This includes not only monetary Contributions (such as a Contribution check) but also in-kind Contributions (such as payment for services or use of individual's resources to benefit a campaign or committee).

Questions regarding completion of this form should be directed to the CCO. Include Contributions made to state or local officials or candidates, or state/local political parties or Political Action Committees ("PACs") for the previous two years from today’s date of:  ___/___/___.  (Enter Today’s Date)

Check here ❑ if no Contributions were made during the review period.

Contributions to Officials, Political Candidates, or to PACs or state/local Political Parties that were earmarked for a specific official or candidate
Recipient of the Contribution (candidate, officeholder)	Amount (and form if other than cash or check)	Date of Contribution	Political Office Held by Candidate at time of Contribution (if any)	Office (mayor, governor, etc.) for which Candidate was running	Political Subdivision (city, county, state, federal)	Type of election (primary, general, runoff)

Contributions to State / Local Political Parties or PACs
Name of Recipient Political Party or Political Action Committee					Amount (and form if other than cash or check)	Date of Contribution

21	Code of Ethics

Name of any PAC that you control, and Contributions made by the PAC to Officials, Political Candidates, Political Parties or PACs
Name of the PAC you control and the Recipient official, candidate, political party or PAC	Amount(and form if other than cash or check)	Date of Contribution

If a Contribution was to a candidate or party committee, were you entitled to vote for the candidate or in the jurisdiction covered by the party committee? ❑ Yes   ❑ No  ❑ N/A

I certify that this information is complete and accurate.

Accepted and Agreed:

Employee Signature: ____________________________________________________ Date: _______________

Chief Compliance Officer: ________________________________________________ Date: _______________

Comments:

22	Code of Ethics

Exhibit B – Quarterly Code of Ethics Reports

Employee Name

Reporting for Quarter	☐1: Jan-Mar
 ☐2:  Apr-Jun
 ☐3:  Jul-Sep
 ☐4:  Oct-Dec

1.	Personal Securities Transactions Reporting

The Firm’s Code of Ethics and SEC regulations require that each Covered Person report within 30 days of the end of each calendar quarter any personal securities transactions in any securities accounts of the Covered Person or any immediate family or household members in which the person has a beneficial interest.  Please complete and return to a member of the Firm’s Compliance Team within 30 days of each quarter’s end.

Transactions do not need to be reported for:
a.	Any account in which the Covered Person has no direct or indirect influence or control;

b.	U.S. Treasury or government securities;

c.	Bank certificates of deposit, bankers’ acceptances, commercial paper and high quality, short-term debt instruments;

d.	Unaffiliated and affiliated open-end mutual funds, including money market funds;

e.	Unaffiliated and affiliated variable annuities;

f.	Shares issued by unit investment trusts that are invested exclusively in one or more open–end funds, none of which are funds advised or sub–advised by the Firm or its affiliates; and

g.	Securities held in college savings plans (529 Plans).

 ☐Yes, I have had personal securities transactions within the past quarter as reported on:
(Check those that apply)

☐The attached page or monthly brokerage statements
☐ Confirmations/Statements sent directly by my broker/dealer
☐ The attached report

☐ No, I have had no personal securities transactions in the reporting quarter noted above.

Comments/Exceptions: ____________________________________________________________________________________________________________________

2.	Political Contributions Certification

Employees must certify as to items (1), (2) and (3) below.

I certify that in the three-month period ending on _________________:

1.	Choose either Yes or No:

23	Code of Ethics

The Firm’s policies prohibit Employees from making any political Contribution for the purpose of influencing or inducing the obtaining or retaining of investment advisory services business.  Furthermore, the Firm’s policies prohibit Employees from directing, suggesting or soliciting any other person to make any political Contribution, or coordinated any political Contributions, for the purpose of influencing or inducing the obtaining or retaining of investment advisory services business.

I certify that I have complied with these policies:  ❑Yes    ❑No

2.	Choose either Yes or No:

❑	Yes, I have coordinated or solicited a political Contribution on behalf of a state or local official or candidate for state or local office, or a state or local political party as described below:

Date of Contribution	Date of Pre-Clearance	Candidate/Party	Election	Amount

❑	No, I have not coordinated or solicited a political Contribution on behalf of a state or local official or candidate for state or local office, or a state or local political party.

3.	Choose either Yes or No:

❑	Yes, I have made (or directed to be made) the following Contributions to state or local officials or candidates for state or local office:

Date of Contribution	Date of Pre-Clearance	Candidate/Party	Election	Amount

❑	No, I have not made (or directed to be made) any political Contribution to a state or local official or to a candidate for state or local office.

Accepted and Agreed:

I certify that this information is complete and accurate.

Employee Signature: ____________________________________________________ Date: _______________

Chief Compliance Officer: ________________________________________________ Date: _______________

24	Capital Advisors, Inc. – Code of Ethics

Exhibit C – Personal Trade Memo

To: CapAdv Trading Department

From:  ____________________

Date:  ____________________

Re: Personal Securities Trading Activity

Please be advised of the following portfolio activity requested on this date for accounts for which I am the direct or indirect beneficiary and/or have control over:

Purchases
Security	Symbol	No. Units	Acct

Sales

I have conducted the transaction(s) listed above under one of the following circumstances:

1)
I am not aware at this time of any intentions by Capital Advisors, Inc. or the Capital Advisors Growth Fund (CIAOX) to purchase or sell the above referenced security, nor is it my understanding that the above security is currently under consideration for purchase or sale by Capital Advisors or the Fund.

2)	The transaction conducted in any portfolio for which I am the direct or indirect beneficiary received the same terms and conditions as those of the clients of Capital Advisors and/or CIAOX.

I am fully aware that, in accordance with the Capital Advisors Code of Ethics, I cannot trade in the same security within 7 days of any Capital Advisors' Strategy or CIAOX.  The Client’s interests always come first, and I may be required to cancel my personal order and add it to the block trade to stay within the provisions of the Code.

__________________________________                                                                ________________
Signature Date

25	Capital Advisors, Inc. – Code of Ethics

Exhibit C.1 – Pre Clearance Request Form

TO:  Chief Compliance Officer

Pursuant to the Firm’s Code of Ethics, I request clearance for the following proposed transactions I am required to obtain the prior written approval the CCO before, directly or indirectly, acquiring or disposing of beneficial ownership of an Initial Public Offering (IPOs) and Private Placements (Limited Offerings).

Type and Amount of Security                                                                          Purchase or Sale

____________________________________________________________________

I understand that:

The CCO may reject any trade request in their sole discretion, and no reason need be given for such rejection.
The Pre – Clearance will be valid for one trading day for market orders and limit orders.
This clearance may be rescinded prior to my effecting the above transaction if material nonpublic information regarding the Security arises and, in the reasonable judgment of the Firm, the completion of my trade would be inadvisable.

____________________________________________________________________
Covered Person                                                                                         Print or Type Name

____________________________________________________________________
Signature Date

Approval:

____________________________________________________________________
Compliance Review                                                                                     Print or Type Name

____________________________________________________________________
Signature Date

26	Capital Advisors, Inc. – Code of Ethics